Owner & Beneficiary Change/Assignment Endorsement	In this endorsement “we,” “our” and “us” mean Equitable Financial Life Insurance Company of America. “You” and “your” mean the owner of the policy.

This endorsement is made part of the policy and is effective as of the Register Date of the policy.

The “Changing the Owner or Beneficiary” provision is deleted and replaced by the following:

Changing the Owner or Beneficiary. While the insured person is living, subject to our approval, you may request to change the owner or beneficiary by written notice in a form satisfactory to us.

You can get such a form from your agent or by writing to us. If a beneficiary is designated irrevocable, any change will require the written consent of that beneficiary. We will not be bound by a request to change the owner until we accept it. With respect to beneficiary changes, and change of owner that we accept, unless otherwise specified by you, the change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we record the notice. To the extent allowed by state law, we may refuse our consent to any change of owner on a nondiscriminatory basis if the change would violate or result in noncompliance with any applicable state or federal law or regulation. We will notify you in writing if we reject your request to change the owner.

The “Assignment” provision is deleted and replaced by the following:

Assignment. You may request to assign or transfer your rights under the Policy by sending us a signed and dated request.

We will not be bound by an assignment until we accept it. Your rights and those of any other person referred to in this Policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. With respect to assignments that we accept, unless otherwise specified by you, the assignment will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we accept the assignment. To the extent allowed by state law, we may refuse our consent to any assignment on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. We will notify you in writing if we reject your request to assign the policy.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

Mark Pearson, Chairman of the Board and Chief Exective Officer	Jose R. Gonzalez, Chief Legal Officer and Secretary]

ICC24-S.24-OBCAE